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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            SMITH INTERNATIONAL, INC.

      The undersigned, Douglas L. Rock and Neal S. Sutton, certify that they are the Chairman of the Board and the Secretary, respectively, of Smith International, Inc., a Delaware corporation (the "Corporation") and further certify, pursuant to Section 242 of the Delaware General Corporation Law, as follows:

      FIRST: The name of the corporation is Smith International, Inc.

      SECOND: The Restated Certificate of Incorporation was filed by the Secretary of State on May 19, 1983.

      THIRD: The amendment to the Restated Certificate of Incorporation effected by this amendment is as follows:

      The number of shares of common stock of the Corporation authorized by Article FOURTH of the Restated Certificate of Incorporation is hereby increased from 150 million (150,000,000) shares of common stock, par value $1.00, to 250 million (250,000,000) shares of common stock, par value $1.00.

      FOURTH: To accomplish the foregoing amendment, the first sentence of Article FOURTH of the Restated Certificate of Incorporation, relating to authorized shares, is hereby deleted in its entirety, and the following new sentence is substituted in lieu thereof:

      "FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 255,000,000, consisting of 250,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock")."

      FIFTH: The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors on February 2, 2005, and by a vote of the majority of all of the outstanding shares of the Corporation entitled to vote on the foregoing amendment on April 26, 2005.

      IN WITNESS WHEREOF we have made, subscribed, and acknowledged this Certificate of Amendment of the Restated Certificate of Incorporation, this 27th day of April, 2005.

                                                 /s/ DOUGLAS L. ROCK
                                                 -----------------------------
                                                 Douglas L. Rock
                                                 Chairman of the Board

                                                 /s/ NEAL S. SUTTON
                                                 -----------------------------
                                                 Neal S. Sutton
                                                 Secretary

STATE OF TEXAS        Section
                      Section  SS.
COUNTY OF HARRIS      Section

      Before me, the undersigned, a Notary Public in and for the State of Texas on this day personally appeared Douglas L. Rock and Neal S. Sutton, personally known to me to be the persons and officers whose names are subscribed to the foregoing instrument and acknowledged to me that the same was the act of the said SMITH INTERNATIONAL, INC., a corporation, and that they had executed the same as the act of such corporation for the purpose and consideration therein expressed, and in the capacity therein stated.

      Given under my hand and seal of office, this 27th day of April, 2005.

                                                 /s/ CAY D. PRICE
                                                 ------------------------------
                                                 Notary Public
                                                 in and for the State of Texas